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LIVE CURRENT MEDIA INC.
(Name of Registrant as Specified In Its Charter)

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Live Current Media Re-Structures Perfume Business

Company also commences buying inventory directly from Prestige Brands

Business Wire: October 1, 2010

VANCOUVER — Live Current Media Inc. (OTCBB:LIVC), an e-commerce company that owns and operates the luxury fragrance brand, www.perfume.com, as well as a portfolio of other domain names, today announced that the shareholders of its 98.3% owned subsidiary, Domain Holdings Inc, (“DHI”) an Alberta Canada company met and approved the sale of the perfume.com domain name and business from, to Perfume.com, Inc, a Delaware Company that is wholly owned by Live Current Media, Inc. The purchase price was established by an independent and Certified Business Valuator and was paid for by way of an interest free note between the companies. This structure puts the assets and the business activities of perfume.com into a company in the jurisdiction where the Company generates 92.0% of its revenue and where the company keeps its inventory, and eliminates the cross border issues experienced with the old structure.

The shareholders of DHI also approved a 1 million-for-1 reverse split of its shares with any resulting partial shares being redeemed in cash by DHI. This reverse split has resulted in Live Current Media, Inc. becoming the sole shareholder of DHI. DHI owns the majority of the Company’s top tier domain names.

In addition to the above, the Management of Live Current announces that continued progress is being made in connection with its repositioning of the perfume.com business as follows:

•
Perfume.com, Inc. is being registered as a vendor by several prominent brands allowing the company access to both the latest new products and the “hard to get” classics. The Company has started placing orders in anticipation of the key Holiday season. This ability is unique among eCommerce websites as the major Brands have not traditionally sold through the internet channel. Brands typically will not sell to “discount” sites but have agreed to sell to perfume.com based on the new Prestige and Luxury positioning of the site and the fact that perfume.com is selling fragrances at full retail price. Perfume.com is working directly with such prestigious brands as Elizabeth Arden, Oscar de la Renta and with a wholesale distributor that gives the Company access to a wide variety of the newest fragrance brands not available through the discount channels.

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For the first time since the strategy at perfume.com shifted from the traditional “Discount” model to the “Luxury” model, Total Gross Margin in a given week has been equal to the best weekly Total Gross Margin in the same week in any of 2007, 2008 or 2009. This is due to the fact that product margins have risen to 50.3% and that since the new model was introduced in April, 2010, revenue has been steadily growing.

About Live Current Media Inc.
Live Current owns one of the most powerful and engaging content and commerce destinations on the Internet in www.perfume.com. This site and others in the Company’s portfolio can be built into subject-specific DestinationHubs™, that can connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with an office in Mt. Olive, NJ and is publicly traded on the OTCBB (LIVC). For more information, visit http://www.livecurrent.com or http://www.perfume.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including particularly statements of projected future revenues and net margins and the Company’s expectation that it will break even in 2012, as well as any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; pricing pressures; changes in operating expenses; our ability to raise capital as and when we need it and other factors.  Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Additional Information
On September 24, 2010, Live Current filed a definitive proxy statement with the SEC in connection with the Company’s 2010 Annual Meeting of Stockholders.  Live Current stockholders are strongly advised to read carefully the Company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information.  Live Current’s definitive proxy statement and any other reports filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Live Current at www.livecurrent.com.  A copy of the Company’s definitive proxy statement is available for free by writing to our Corporate Secretary at Live Current Media Inc., 780 Beatty Street, Suite 307, Vancouver, British Columbia V6B 2M1.  In addition, copies of the proxy materials may be requested from our proxy solicitor, Georgeson Inc., by phone at (888) 206-5896 or by email at livecurrent.info@georgeson.com.

Contact:

Live Current
Andrea Laird
604-453-4870 or 1-866-898-4354
andrea@livecurrent.com